As filed with the Securities and Exchange Commission on September 24, 2012

Registration No. 333-178430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tudou Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District

Shanghai 200032, People’s Republic of China

(86-21) 5170-2355

(Address of principal executive offices)

Tudou Holdings Limited 2010 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-178430) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Tudou Holdings Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on December 12, 2011. Under the Registration Statement, a total of 22,039,826 ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”) were registered for issuance upon exercise of shares granted or to be granted pursuant to the Tudou Holdings Limited 2010 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On August 23, 2012, pursuant to an agreement and plan of merger, dated March 11, 2012, by and among Youku Inc. (“Youku”), the Company and Two Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Youku, and the plan of merger (the “Plan of Merger”), dated August 23, 2012, between the Company and Merger Sub, Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”).  Upon completion of the Merger, the Company became wholly owned by Youku and Youku’s legal name was changed from “Youku Inc.” to “Youku Tudou Inc.”

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on September 24, 2012.

Tudou Holdings Limited

By:	/s/ Dele Liu
	Name:	Dele Liu
	Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Zhou Yu		Senior Vice President, Youku Tudou Inc.	September 24, 2012
Zhou Yu		(principal executive officer)

/s/ Bin Yu		Senior Vice President, Youku Tudou Inc.	September 24, 2012
Bin Yu		(principal financial and accounting officer)

/s/ Victor Wing Cheung Koo		Director	September 24, 2012
Victor Wing Cheung Koo

/s/ Dele Liu		Director	September 24, 2012
Dele Liu

/s/ Donald J. Puglisi		Authorized U.S. Representative	September 24, 2012
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates